For more information contact:	Analysts - Beth Baum (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	Generated full year net earnings before special items of $533 million, or $1.04 per diluted share, on net sales of $7.1 billion

•	Announced agreement to merge with Plum Creek, creating the world's premier timber, land and forest products company

•	Authorized exploration of strategic alternatives for Cellulose Fibers business

•	Delivered on operational excellence targets

•	Increased quarterly dividend 7 percent and repurchased over $500 million of common shares in 2015

FEDERAL WAY, Wash. (Feb 5, 2016) - Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings attributable to common shareholders of $59 million, or 11 cents per diluted share, on net sales of $1.7 billion. This compares with net earnings of $166 million, or 31 cents per diluted share, on net sales of $1.8 billion from continuing operations for the same period last year.

Earnings for the fourth quarter of 2015 include net after-tax charges of $62 million from special items. Excluding these items, the company reported net earnings of $121 million, or 24 cents per diluted share. This compares with net earnings from continuing operations before special items of $145 million, or 27 cents per diluted share for the same period last year.

For the full year 2015, Weyerhaeuser reported net earnings attributable to common shareholders of $462 million, or 89 cents per diluted share, on net sales of $7.1 billion. This compares with net earnings of $1.8 billion, or $3.18 per diluted share, on net sales from continuing operations of $7.4 billion for the same period last year. 2014 results included after-tax earnings of $998 million from discontinued operations, related to the divested Weyerhaeuser Real Estate Company.

Full year 2015 includes net after-tax charges of $71 million from special items. Excluding these items, the company reported net earnings of $533 million, or $1.04 per diluted share. This compares with net earnings from continuing operations before special items of $700 million, or $1.25 per diluted share, for the full year 2014.

“2015 was a milestone year for Weyerhaeuser, as we announced a transformational merger that will create the world’s premier timber, land and forest products company,” said Doyle R. Simons, president and chief executive officer. “At the same time, we maintained our relentless focus on improving our relative performance and delivered on our 2015 operational excellence targets. Finally, we fulfilled our commitment to return cash to shareholders through a 7 percent dividend increase and the repurchase of over $500 million of common shares. Looking forward to 2016, completion of our merger with Plum Creek, the strategic review of our Cellulose Fibers business, and our continued focus on operational excellence and disciplined capital allocation will position us to drive value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	3Q	4Q	4Q	Full Year
(millions, except per share data)	2015	2015	2014	2015	2014
Net sales from continuing operations	$1,820	$1,734	$1,788	$7,082	$7,403

Net earnings attributable to common shareholders(1)	$180	$59	$166	$462	$1,782
Weighted average shares outstanding, diluted(2)	517	514	529	520	561
Earnings per diluted share	$0.35	$0.11	$0.31	$0.89	$3.18
Earnings per diluted share from continuing operations	$0.35	$0.11	$0.31	$0.89	$1.40

Net earnings from continuing operations before special items(3)	$180	$121	$145	$533	$700
Earnings per diluted share from continuing operations before special items	$0.35	$0.24	$0.27	$1.04	$1.25

Cash and cash equivalents at end of period(4)	$1,048	$1,012	$1,580	$1,012	$1,580
(1) Full-Year 2014 includes net earnings from discontinued operations of $998 million, primarily related to the gain on the divestiture of Weyerhaeuser Real Estate Company.
(2) During the third quarter of 2014 Weyerhaeuser retired approximately 59 million shares tendered under the exchange offer associated with the divestiture of Weyerhaeuser Real Estate Company. Since the third quarter 2014 Weyerhaeuser repurchased approximately 22 million common shares. At the end of the fourth quarter 2015 the company had approximately 510 million common shares outstanding.

(3) Special items for fourth quarter 2015 include a noncash charge for Weyerhaeuser's share of an asset impairment by an equity affiliate, Plum Creek merger-related costs, a benefit from the expiration of the company's built-in-gains tax period, and restructuring charges related to closing four distribution centers. First quarter 2015 also included a noncash impairment charge on a nonstrategic asset. Special items for 2014 include gains on a postretirement plan amendment and restructuring charges related to the company’s SG&A cost reduction initiative.

(4) Cash and cash equivalents at the end of the period exclude discontinued operations.
TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2015	4Q 2015	Change
Net sales to unaffiliated customers	$326	$337	$11
Contribution to pre-tax earnings	$126	$134	$8
4Q 2015 Performance - In the West, fee harvest volumes increased and average log sales realizations improved. In the South, fee harvest volumes decreased as a result of wet weather and average log sales realizations declined due to mix, mostly offset by lower costs. Earnings from the disposition of non-strategic timberlands increased by $6 million compared with the third quarter.
1Q 2016 Outlook - Weyerhaeuser expects comparable earnings from the Timberlands segment in the first quarter. In the West, the company expects higher log sales volumes and average realizations. In the South, the company anticipates seasonally lower fee harvest volumes and slightly decreased average log sales realizations due to mix. The company expects lower earnings from the disposition of nonstrategic timberlands in first quarter 2016 compared with fourth quarter 2015.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2015	4Q 2015	Change
Net sales to unaffiliated customers	$1,023	$922	($101)
Contribution to pre-tax earnings before special items	$85	$48	($37)
Pre-tax charge for special items	—	($8)	($8)
Contribution to pre-tax earnings	$85	$40	($45)
4Q 2015 Performance - Increased average sales realizations for oriented strand board were more than offset by reduced average lumber sales realizations and seasonally lower sales volumes across all product lines. Operating rates decreased, primarily due to downtime for planned maintenance in engineered wood products and oriented strand board and installation of capital projects in lumber.
Special items for the fourth quarter include restructuring charges related to the closure of four distribution centers.
1Q 2016 Outlook - Weyerhaeuser expects higher earnings from the Wood Products segment in the first quarter. The company expects moderately higher average sales realizations for lumber and increased production volumes across all product lines.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	3Q 2015	4Q 2015	Change
Net sales	$471	$475	$4
Contribution to pre-tax earnings before special items	$79	$64	($15)
Pre-tax charge for special items	—	($84)	($84)
Contribution to pre-tax earnings	$79	($20)	($99)
4Q 2015 Performance - Lower average price realizations for pulp and increased maintenance costs due to additional scheduled outage days compared to the third quarter were partially offset by increased pulp sales volumes.
Special items for the fourth quarter include a noncash charge for Weyerhaeuser's share of an asset impairment recorded by an equity affiliate focused on newsprint and publication papers.
1Q 2016 Outlook - Weyerhaeuser expects significantly lower earnings from the Cellulose Fibers segment in the first quarter. The company anticipates decreased average sales realizations for pulp, seasonally lower pulp sales volumes, and additional maintenance expense due to a scheduled outage at the company's liquid packaging board facility.
PENDING MERGER WITH PLUM CREEK
On November 6, 2015 Weyerhaeuser and Plum Creek Timber Company, Inc. entered into an Agreement and Plan of Merger. The outlooks contained in this release do not consider any incremental operating results attributable to this pending merger.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2015, we generated $7.1 billion in net sales and employed approximately 12,600 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on February 5 to discuss fourth quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on February 5.
To join the conference call from within North America, dial 877-296-9413 (access code: 3192646) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 3192646). Replays will be available for one week at 855-859-2056 (access code: 3192646) from within North America and at 404-537-3406 (access code: 3192646) from outside North America.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on the company’s operations, cash flow or financial condition. All forward-looking statements are as of the date of this news release and we undertake no obligation to publicly update these forward-looking statements, whether as a result of new information, the occurrence of future events or otherwise.
Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.
This release contains forward-looking statements regarding the company's expectations during the first quarter of 2016, including with respect to earnings; log realizations and demand, harvest volumes and dispositions of non-strategic timberlands in Timberlands; lumber sales realizations and production volumes across Wood Products product lines; and maintenance expenses and pulp sales volumes and realizations in Cellulose Fibers.
Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•
the successful execution of the company’s strategic plans, including its ability to complete and realize the expected benefits of the proposed transaction with Plum Creek and the results of its strategic alternatives review of the Cellulose Fibers business;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•
other factors described under “Risk Factors” in the company's annual report on Form 10-K and in the company's other filings with the SEC, including the risks discussed in the definitive joint proxy statement/prospectus filed with the SEC on Form 424B3 on December 29, 2015 in connection with the proposed transaction with Plum Creek.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China, restrictions on international trade, tariffs imposed on imports and disruptions in shipping and transportation. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen.

NO OFFER OR SOLICITATION

This news release is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction with Plum Creek or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction involving the company and Plum Creek will be submitted to the company’s shareholders and Plum Creek’s stockholders for their consideration. In connection with the proposed transaction, the company filed with the SEC a registration statement on Form S-4 (the “Registration Statement”), which was declared effective by the SEC on December 28, 2015, that includes a prospectus with respect to the company’s common shares to be issued in the proposed transaction and a joint proxy statement for the company’s shareholders and Plum Creek’s stockholders (the “Joint Proxy Statement”) and each of the company and Plum Creek has mailed the Joint Proxy Statement to their respective shareholders or stockholders, as applicable, and filed or will file other documents regarding the proposed transaction with the SEC. SECURITY HOLDERS ARE URGED AND ADVISED TO READ CAREFULLY ALL RELEVANT MATERIALS FILED OR TO BE FILED WITH THE SEC BY THE COMPANY OR PLUM CREEK WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The Registration Statement, the Joint Proxy Statement and other relevant materials and any other documents filed or furnished by the company or Plum Creek with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement from the company upon written request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Director, Investor Relations, or by calling (253) 924-2058, or from Plum Creek upon written request to Plum Creek, 601 Union Street, Suite 3100, Seattle Washington 98101, Attention: Investor Relations, or by calling (800) 858-5347.

PARTICIPANTS IN THE SOLICITATION

The company, Plum Creek, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the company’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2015, and information about Plum Creek’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2015. These documents are available free of charge from the sources indicated above, and from the company by going to its investor relations page on its corporate web site at www.weyerhaeuser.com and from Plum Creek by going to its investor relations page on its corporate web site at www.plumcreek.com.
Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the Registration Statement and the Joint Proxy Statement filed with the SEC and in other relevant materials the company or Plum Creek have filed or intend to file with the SEC.